Exhibit 3.1

AMENDMENT TO THE

AMENDED BYLAWS OF RUMBLEON, INC.

WHEREAS, Article IX of the Amended Bylaws (the “Bylaws”) of RumbleOn, Inc. (the “Company”) provides that the Board of Directors of the Company (the “Board”) may alter or repeal the Bylaws; and

WHEREAS, the Board has determined it to be in the best interests of the Company to amend the Bylaws as hereinafter set forth.

NOW, THEREFORE, pursuant to the authority reserved to the Board, the Bylaws are hereby amended as follows:

1.	Article III, Section 2 is amended by deleting it in its entirety and replacing it with the following:

NUMBER OF DIRECTORS. The authorized number of directors shall be no fewer than one (1) nor more than nine (9). The exact number of authorized directors shall be set by resolution of the board of directors, within the limits specified above.

2.	Except as modified by this Amendment, all of the terms and conditions of the Bylaws shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 31st day of August 2021, on behalf of the Board.

RUMBLEON, INC.

By:	/s/ Marshall Chesrown
Marshall Chesrown, Chairman